Exhibit 10.4

Form of Professional Service Agreement

This Professional Services Agreement (together with the Annexes hereto, collectively, the “Agreement” or “this Agreement”) is signed on May 1, 2022, by and between [*****] (the “Company”) and Shanghai Neotv Cultural Communication Co., Ltd. (the “Contractor” or “Partner”), regarding the matters of [*****].

1. The Contractor’s Services entrusted. Subject to the terms and conditions under this Agreement, the Company hereby entrusts the Contractor on a non-exclusive basis to provide the services described in Annex A hereto (the “Services”), and the Contractor hereby accepts such entrustment. The Contractor acknowledges and agrees that time is of the essence as to the provision of the Services. The Contractor shall comply with all applicable laws and regulations and assume responsibility for security and protection, including signing security agreements with suppliers and lessors, etc. The Contractor hereby represents and warrants that (i) the Contractor has all rights and powers to enter into this Agreement and (ii) the Contractor has obtained all applicable governmental approvals, permits and clearances from the government or other regulatory authorities necessary to exercise its rights and perform its obligations under this Agreement. Otherwise, the Contractor shall assume all responsibility and shall indemnify the Company for any losses suffered by the Company.

2. Remuneration. In full consideration of the Contractor’s Services provided and upon the Company’s acceptance of the same, the Company shall pay the Contractor the remuneration as set forth in Annex B. The Contractor shall promptly provide the Company on time with legally valid invoices for the equivalent amount of any fees paid by the Company as they become due in accordance with Annex B.

3. Expenses. Without the prior written consent of the Company, the Contractor shall not be entitled to incur any expenses on behalf of the Company other than those in the Annex. Reasonable expenses incurred by the Contractor for the relevant services provided by the Company with prior written consent will be paid within thirty (30) working days after the Contractor submits the invoice or other supporting documents and the expense statement to the Company. Such statement of expenses must set forth the expenses in detail reasonably.

4. Service Period and Termination

(a)The service period of this Agreement shall be from May 1, 2022 to December 31, 2022.

(b) If the other party breaches this Agreement and such breach has not been cured within 15 days after notice of breach is given, the non-breaching party shall have the right to terminate this Agreement immediately, effective upon written notice from the non-breaching party.

(c) Upon 10 days prior written notice to the Contractor, the Company shall have the right to terminate this Agreement at any time and for any reason. After the Company proposes to terminate the Agreement, the Contractor shall provide relevant certificates within 3 working days after the termination of the Agreement in respect of the project costs already incurred by the Contractor, and such certificates shall be deemed to be the basis for the Company to pay the Contractor the corresponding costs upon confirmation by the Company.

(d) If this Agreement expires or is terminated for any reason, the sole and foremost obligation of the Company shall be to pay the Contractor the fees in accordance with Annex B and the other written undertakings, and the Company shall not be subject to any other or further obligations, financial or otherwise.

(e) If the Contractor fails to perform all matters as agreed herein, the Company shall have the right to terminate this Agreement and to require the Contractor to refund all fees paid by the Company for the Services, and any damages caused to the Company as a result from such failure shall be borne by the Contractor.

5. Confidential Information. Without the prior written authorization of the Company, the Contractor shall not disclose, directly or indirectly, any Confidential Information to any person not authorized by the Company during or after the term of this Agreement, or receive or use any such Confidential Information for any purpose other than that reasonably required for the proper performance of this Agreement. For the purpose of this Article, Confidential Information shall mean all non-public information about the Company (whether acquired or developed by the Contractor during the term of this Agreement or obtained from the employees of the Company or from other contractors), including but not limited to the Services performed by the Contractor hereunder, any proposed or planned products or projects being developed by the Company and/or individuals under contract for the benefit of the Company, any market data, financial data, product design or specifications, and any software code. The Contractor acknowledges and agrees that all such information is proprietary to, and is the valuable and unique property of the Company, and that the disclosure of such information to any unauthorized person or unauthorized use of such information would cause substantial and irreparable damage to the Company for which there is no adequate remedy at law. Accordingly, the Contractor agrees that the Company may have every effective remedy in the event of a breach, attempted breach or threatened breach by the Contractor of any provision of this Agreement.

6. Return of Materials. If the Company requests or terminates its cooperation with the Contractor for any reason, the Contractor shall return to the Company any property of the Company in the Contractor’s possession during the term of this Agreement.

7. Intellectual Property

(a) The Contractor acknowledges and agrees that, as between the Contractor and the Company, the Company and/or its affiliates, and the licensor shall own and retain all original artwork, materials, media and other content provided by the Company to the Contractor (collectively, the “Content”) and any trademarks, service marks and other assets and/or property of the Company, including, but not limited to all patents, copyrights, integrated circuit layout design rights, trade secret rights and other proprietary rights. In addition, NetEase and/or its affiliates and the licensor shall own and retain the title to the trademarks of NetEase.

(b) As part of this Agreement, with respect to the Work Product set forth in Annex A, for which no additional compensation is payable by the Company, the Contractor acknowledges and agrees that any and all tangible or intangible property, work product, ideas, inventions, discoveries and improvements, whether patentable or not, conceived, developed, created, acquired or first practiced by the Contractor for the Company with respect to the provision of the Services (collectively, the “Work Product”), including, but not limited to, all technical records, diagrams, software source and object code, prototypes, analog boards, computer models, original drawings, sketches, designs, drawings, illustrations, computer-generated wiring diagrams, animations, videos, films, art materials, photographs and any film documenting photographs, literary works, methods, treatments, sound recordings, songs, narratives, oral recordings and unique character voices shall be considered “work made for hire”. Accordingly, all rights, qualifications and interests therein (including, but not limited to, patents and copyrights) shall be owned by, and shall be the exclusive property of, the Company and/or its affiliates, or the licensor. In accordance with applicable laws, if all or any portion of the Work Product as described above does not qualify as a “work made for hire”, the Contractor hereby agrees to irrevocably and permanently assign, transfer and convey to the Company and/or its affiliates, or the licensor and their successors, without further compensation to the Company, all of the Contractor’s worldwide rights, titles and interests in or relating to the Work Product, including, but not limited to, all patents, copyrights, integrated circuit layout rights, trade secret rights and other proprietary rights. The assignment includes the transfer and assignment of any and all of the Contractor’s personality rights in the Work Product to the Company and/or its affiliates, or the licensor and their successors. The Contractor recognizes and understands that personality rights include the author’s right to attribute his or her work, the right to prevent others from attributing his or her work, the right to prevent others from mistakenly attributing to the author’s work that he or she did not create, the right to prevent others from altering the author’s work, the right to withdraw a published work whenever the work no longer expresses the author’s views and the right to prevent others from using the work or the author’s name in a manner that reflects the author’s professional identity. If the Company deems it appropriate and necessary, at any time upon request by the Company, the Contractor shall take such further action, sign, acknowledge and deliver all further documents (including but not limited to an assignment of rights) to protect the Company’s exclusive ownership, patent, copyright or otherwise, of all rights in the Work Product. The Contractor represents and warrants to the Company that the Work Product shall not infringe or violate the rights of any person or organization, and that the Work Product shall not contain any discreditable or defamatory content.

(c) The contractor shall ensure that during the performance of this Agreement, the legal rights of third parties are not infringed and there shall be no other violations of laws and regulations. If the information used for the purpose of performing this Agreement involves third-party intellectual property rights (e.g. trademark, copyright or patent rights), the Contractor shall ensure that it has obtained a license to use such rights for the purpose of this Agreement or that such rights have been transferred to the Contractor during the performance of the Agreement. In addition, if the Work Product contains any rights owned by a third party and the third party places restrictions on the use of such third party rights, the Contractor shall comply with such restrictions on the use of such material and remind the Company of such restrictions in writing. The Contractor shall be liable for any infringement arising from a breach of this Article during the performance of this Agreement.

(d) The Company shall proofread and sign off on the final sketches of press releases, letters, brochures, advertisements, etc. prepared for the Company. The Contractor is not responsible for verifying any materials provided by the Company or its employees. It is the Company’s responsibility to ensure that such materials comply with relevant national and local legal requirements and regulatory rules. In most cases, the Company shall be required to undertake extensive staged approvals during the production of the said materials. Final production shall not proceed unless the written approval is obtained from the representative designated by the Company.

8. Use of Work Product. The Contractor shall not use the Work Product on any other project or with any other client unless with the Company’s prior written consent. In the case that any portion of the Work Product is the work done by a subcontractor of the Contractor, the Contractor shall require such subcontractor to execute an assignment agreement in a form acceptable to the Company to ensure the Company’s exclusive ownership of all rights in the Work Product. If the Contractor is unable to obtain the exclusive ownership of the Company from such subcontractor, the Contractor shall cause such subcontractor to execute an agreement granting the Company, its parent, subsidiaries, affiliates and assigns a free, permanent, irrevocable, worldwide, non-exclusive license to use such portion of the Work Product. The Contractor shall promptly thereafter deliver such signed assignment or license agreement to the Company. Notwithstanding the foregoing, if a subcontractor places restrictions on the use of a subcontractor’s Work Product (including, but not limited to, geographic and temporal restrictions on the right to use actor likenesses, etc.), the contractor shall notify the Company in advance of such restrictions by written notice, and the Company shall comply with such restrictions at the time of use in accordance with such notice. The Company shall be liable for any use of the Work Product by the Company in violation of such restrictions.

9. Confirmed Subject Matter. With respect to any ideas, treatments, designs, methods and other information or subject matter disclosed by the Contractor to the Company or used in the course of the Services (collectively, the “Materials Provided by the Contractor”), (a) the Contractor represents and warrants to the Company that the Contractor has the right to disclose and use the Materials Provided by the Contractor without liability or compensation to third parties; ( (b) if the Contractor has patent applications, patent rights, copyrights, copyright applications or other rights in the Materials Provided by the Contractor, the Contractor hereby grants to the Company, its parents, subsidiaries, affiliates and assigns a free of charge, permanent, irrevocable, worldwide, non-exclusive license to use, modify, sell, disclose or distribute the Materials Provided by the Contractor in any form now or hereafter known to the Company. Notwithstanding the foregoing, if the Materials Provided by the Contractor contains any work product of a third party and such a third party places restrictions on the use of such Work Product (including, but not limited to, geographic and temporal restrictions on the right to use actor likenesses, etc.), the contractor shall comply with such restrictions at the time of use and notify the Company in advance of such restrictions in writing.

10. Approval. The Contractor shall submit to the Company samples of all plans, programs, designs, and promotional materials created for the event (“Materials”) to obtain the Licensor’s prior written approval. The Company shall review the Materials within ten (10) business days upon its receipt of such materials from the Contractor. If the Company does not approve or reject such Materials within ten (10) business days upon its receipt, such Materials shall be deemed rejected by the Company. If the Company rejects the Materials submitted, the Company shall advise the Contractor of any deficiencies in the presentation of the Contractor’s intellectual property rights and other aspects of the Materials, and the Contractor shall promptly remedy such deficiencies and resubmit the revised content to the Company for timely approval. The Contractor shall not implement or distribute any plans, programs, designs or promotional materials until such materials have been approved in writing by the Company. The Company shall retain all rights and authority in the Materials and the Company’s intellectual property solely for the benefit of the Company. The Contractor agrees that it shall not alter, remove, deface or overprint such marks or logos on any content provided and approved by the Company to the Contractor. The services provided by the Contractor shall be subject to the Company’s supervision and the Contractor shall respond to the Company’s requests and suggestions within two (2) business days and shall operate and modify them to meet the Company’s requirements.

11. Independent Contractor. Both parties understand and agree that in performing Services for the Company, the Contractor shall be an independent contractor and not an employee or agent of the Company. Likewise, the Contractor shall not have the right to enter into any contract or agreement or make any warranty for or on behalf of the Company. The Contractor shall not represent the Company for any purpose or act as an agent or legal representative of the Company. In providing the Services, the Contractor shall comply with all applicable laws and regulations and, while providing the Services on the Company’s premises, the Contractor shall comply with the Company’s working hours, work discipline and safety procedures.

12. Indemnification. The Contractor shall indemnify and hold Company harmless from and against any and all claims, losses, liabilities, damages, costs, expenses (including, but not limited to, reasonable attorneys’ fees) and license fees arising out of any breach of any representation, warranty or obligation under this Agreement. If the Contractor is in breach of this Agreement and is overdue in performing its obligations to the Company under the Agreement, the Contractor shall pay to the Company liquidated damages of five percent (5%) of the total amount of fees paid by the Company for each day of such overdue by the Contractor, and the Company shall have the right to defer or refuse to pay for any subsequent fees.

13. Limitation of Liability. Neither party shall be liable to the other for any special, indirect, fortuitous or consequential damage, including, but not limited to, damage arising from present or future loss of profits.

14. Governing Law and Dispute Resolution. This Agreement shall be governed by the laws and regulations of the People’s Republic of China, and any disputes arising herefrom shall be resolved in accordance with the laws and regulations of the People’s Republic of China. Any dispute arising from this Agreement shall be negotiated amicably by both parties. If the negotiation fails, the dispute shall be submitted to and resolved by the court with jurisdiction at the company’s location.

15. General Terms. Any notice under this Agreement shall be in writing and deemed as served by hand delivery, overnight courier, facsimile with acknowledgment of receipt or registered mail, at the recipient’s address set forth above or such other address specified in this Article with a return receipt. The Contractor shall not assign its rights or interests hereunder without the prior written consent of the Company, and the Contractor shall not act for the Company in the performance of the Services or in the performance of its other obligations to the Company, and the Company shall have the option to revoke any intention of assignment or agency to which the Company has agreed. No provision of this Agreement shall be modified, altered, improved or waived unless expressly modified, altered, improved or waived by both parties in writing under seal. No delay or omission on the part of Company in executing or enforcing any right or remedy under this Agreement shall be deemed a waiver of such or any other right or remedy, and no waiver by Contractor of any breach of this Agreement shall be deemed a waiver of any future breach. This Agreement constitutes and contains all agreements between the parties with respect to the subject matter hereof and supersedes any prior agreements, oral or written, between the parties. This Agreement shall be binding and effective upon the parties and their respective successors, executors, administrators, receiver and permitted assigns. To the extent that the terms under any Annex are inconsistent with the terms and conditions of the main text of this Agreement, the terms and conditions of the main text shall prevail over the terms and conditions under such Annex.

16. The annexes to this Agreement constitute an integral part of this Agreement and have the same legal effect as the main text of this Agreement, including:

Annex A: Service Content Confirmation Form

Annex B: Service Fee Quotation

Annex C: Responsibility of Business Ethics

Annex D: Supplier Code of Conduct

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[*****]	Shanghai Neotv Cultural Communication Co., Ltd.

(“Company”)	(“Contractor”)

Annex A: Service Content Confirmation Form

Content of Services: The Contractor provides services related to the event activities for the Company’s 2022 Hearthstone Legend Gold Open MINI (the “Open”), which takes place between May 1, 2022 and December 31, 2022.

The Contractor will provide the following services:

I．Game Live Streaming

1) Live Streaming Onset Process Control

2) Game Off-line Onset Process Control

3) Game Live Streaming Process Management

4) Game Live Event Design

II. Game Video Production

1) Game Live Content Arrangement

2) Event Design and Packaging

3) Game Review Film

III. Game Off-line Management

1) On-site Player Arrangement

2) Travel Arrangements for OB

3) Player Reward Distribution

The Contractor shall report to the Company in writing on each key aspect of the preparation. After the event, the Contractor shall submit a summary report to the Company. The Company reserves the right to notify the Contractor 5 days in advance by email, fax or telephone to adjust the Services. The contact information is as follows:

Company: [*****]

Address: [*****]

Contact Person: [*****]

Telephone: [*****]

E-mail: [*****]

Contractor: Shanghai Neotv Cultural Communication Co., Ltd.

Address: Building 1, No. 2 Warehouse, Honghui Vision, No. 40 Wenshui Road, Zhabei District, Shanghai

Contact Person: [*****]

Telephone: [*****]

E-mail: [*****]

Annex B: Service Fee Quotation

[*****]

Contractor’s Account Name: Shanghai Neotv Cultural Communication Co., Ltd

Bank Account: [*****]

Name of Bank: China Merchants Bank, Shanghai Branch, Daning Sub-branch

The above-quoted fees are tax inclusive, of which the total amount after discount is RMB [*****] ([*****]). Payment of the fees under this Agreement shall be made by the Company within 30 business days after the Services are completed on time and confirmed by the Company and the legally valid invoice for the equivalent amount from the Contractor is received. In the event of any adjustment to the Services or early termination of the Agreement for reasons not attributable to the Contractor, the Company shall pay the actual fees incurred as provided by the Contractor and confirmed by the Company in writing or by official mail. For the avoidance of doubt, if the actual fees incurred are less than those agreed to in this Agreement, the parties shall confirm the actual costs incurred via the email address set forth in the “Confirmation of Services” in Annex A, and the Company shall be entitled to payment in the amount of the actual fees incurred. Notwithstanding anything to the contrary in this Agreement, if the Contractor fails to provide a legal and valid invoice for the equivalent amount prior to payment, the Company shall be entitled to defer the payment which shall not be considered a breach.

The Company has the right to take the following measures in the event of quality problems with the Services provided by the Contractor.

1. The Company and the Contractor shall conduct a post-game summary after each day’s game during the live broadcast period. For live incidents that fail to be corrected in time and seriously affect the audience experience, the Company has the right to request the Contractor to pay RMB [*****]yuan as liquidated damages for each confirmed incident, and the incident record will be based on the official monitor on duty records of the live channel at that time and the contractor’s records after confirmation. Live incidents include but are not limited to the repeated errors of captioning or packaging displays, significantly low screen clarity, streaming lagging due to the contractor’s technical equipment problems, lighting effects that affect the live experience, black screen, live stream being cut off on all channels, unsynchronized audio and video, murmur, mute, volume not meeting the industry standard, etc.

2. If there is a serious deviation between the actual stage design effect and the design rendering confirmed by the Company in writing, the Company has the right to refuse to pay, deduct or request the return of the service fee paid for the part of the stage structure that has seriously deviated, but except the situation where the Company requests to re-modify the design renderings after written confirmation, resulting in deviations from the actual stage effects.

Annex C: Business Ethics Responsibility Letter

Whereas Party A or its affiliated companies are well-known listed companies, unethical business practices will bring serious business risks to Party A and its affiliated companies, damage the clean internal environment and good public image of Party A and its affiliated companies, and seriously disrupt the fair competition in the market;

In order to ensure the legal compliance and the open and fair trading environment, Party B understands that the integrity, honesty, fairness and discipline of business ethics are the most basic premises of Party B’s cooperation with Party A and its affiliates. Thus, Party B voluntarily signs this “Business Ethics Responsibility Letter” (hereinafter referred to as “this Responsibility Letter”), which has the same legal effect as the Agreement as an Annex thereto.

I. Definitions

1.	Staff: including full-time and part-time employees, owners, managers, principals, directors, agents of one party to the Agreement or any other person who negotiates with, signs or participates in the performance of the Agreement based on the interests of one party with the other party.

2.	Government official: including but not limited to any official or employee of the government or any department, agency or organization of the government; any person performing official functions for or on behalf of the government or any department, agency or organization of the government; any manager or employee of a company or enterprise wholly or partially controlled by the Government; any manager or employee of a public institution (such as a school, hospital); any official or employee of a public international organization (such as the World Health Organization, World Bank or International Monetary Fund); any officer or employee of a political party or any person exercising official functions on behalf of a political party; any candidate for any of the foregoing offices; a relative of any of the foregoing.

3.	Relatives: including but not limited to spouses, siblings, parents, in-laws, children and other blood relatives, fictive kinship, in-laws and other persons living together as family members.

4.	Payment or Provision: including but not limited to any direct or indirect offer to pay or provide, promise to pay or provide, attempt to pay or provide, grant to pay or provide or pay or provide any item of value.

5.	Interested Party: A person who has a common interest with Party A’s staff or government officials.

6.	Item of Value: including but not limited to cash or cash equivalents, entertainment tickets, membership cards, currency, goods rebates, commissions, subsidies, allowances, sponsorships, reimbursement, loans, political contributions, charitable contributions, services, gifts, samples, employment opportunities, immovable property, travel, banquets, entertainment, and other assets/services.

7.	Affiliated Company: a company that has a direct or indirect relationship of ownership or control or is directly or indirectly owned or controlled by a same third party, or has other relationships related in interest (including but not limited to the legal representative or the actual controller being the same person, having any of the same shareholders (except shareholders with less than 5% shareholding if Party B is a listed company) or senior management, authorized representative being the same person, or having family or relative relationship, etc.) with one of the parties to the Agreement.

II. Party B’s Commitment

1.	Party B, Party B’s affiliates and the staff of Party B/Party B’s affiliated companies shall not pay or provide any item of value directly or indirectly to Party A, Party A’s affiliated companies, the staff of Party A/ Party A’s affiliated companies, and/or such staff’s relatives or interested parties in any name, or provide improper benefits by other means.

2.	Party B, Party B’s affiliated companies and the staff of Party B/ Party B’s affiliated companies shall not pay or provide any item of value directly or indirectly to any government official and/or relatives or interested parties of such government official, or provide improper benefits by other means in an attempt to influence the actions or decisions of any government official or to obtain any undue advantage.

3.	Party B, Party B’s affiliated companies and the staff of Party B/ Party B’s affiliated companies shall not pay or provide any item of value, directly or indirectly, or otherwise provide an improper advantage to any person for the purpose of obtaining or retaining any improper advantage for Party A, Party A’s affiliated companies or for any other corrupt purpose.

4.	Party B, Party B’s affiliated companies and the shareholders of Party B/ Party B’s affiliates (except shareholders with less than 5% shares if Party B and/or Party B’s affiliated company is a listed company), principals, directors, senior officers, staff directly serving Party A’s business cooperation covered by this Agreement and other staff who have substantial influence on the signing and execution of this Agreement are not staff of Party A/its affiliated companies or relatives or interested parties of such staff. However, Party B shall not be subject to this paragraph if Party B discloses such relationships to Party A in the manner set forth in this Responsibility Letter and has obtained Party A’s prior written consent.

5.	Prior to formally signing this Responsibility Letter, Party B shall disclose to Party A the list of all its affiliated companies of Party B. Party B shall also promptly and truthfully disclose any newly established affiliated companies of itself during the period of cooperation with Party A or Party A’s affiliated companies.

6.	Party B promises that the products and services provided to Party A meet the standards of health, safety and environmental protection (if applicable).

7.	Party B and Party B’s affiliated companies promise to fully abide by the labor-related laws and regulations of the place where the employees are employed during the process of recruiting and employing employees, and shall adopt standards not lower than the general humanitarian standards, including but not limited to providing employees with a safe and healthy working environment, signing fair employment contracts, and paying employees labor remuneration on time and in full.

8.	Party B, Party B’s affiliated companies and the staff of Party B/Party B’s affiliated companies promise not to create or use any false, inaccurate or misleading documents, bookings or records, and promise to accurately and completely record business activities and transaction documents in case. Party B and Party B’s affiliates have established an effective internal control system to ensure that all bookings and financial records accurately and fairly reflect all transactions, expenses or other asset disposals, and keep relevant records for a period of [5] years after the completion of the relevant project. At any time, in order to ascertain Party B’s performance of the Agreement, Party A hereby reserves the right to carry out appropriate control measures, audits and investigations directly or through self-designated outsourcing professionals. Party B promises to fully cooperate and assist Party A in any audit and investigation (including but not limited to allowing access to its offices and premises, and providing any information and documents requested).

9.	Party B represents and warrants that the due diligence information (if any) previously provided by it in the selection process remains true, accurate and complete. If there is any material change in the relevant information, Party B will immediately notify Party A.

10.	In addition to the above commitments, Party B, Party B’s affiliates and staff of Party B/Party B’s affiliated companies shall strictly comply with all applicable laws and general commercial guidelines and operate the business in good faith.

11.	If Party B, Party B’s affiliated companies and staff of Party B/Party B’s affiliates discover or suspect that the staff of Party A and its affiliated company’s staff or government officials have solicited or received, or attempted to solicit or receive, any item of value directly or indirectly from Party B, Party B’s affiliated companies and staff of Party B/Party B’s affiliated companies in any name, or have been in any other breach of this Business Ethics Responsibility Letter, Party B promises to report to Party A.

12.	To report or disclose under this responsibility letter, Party B can contact the Ethics Committee of Party A through the following methods:

1）	Via Website: By the “Integrity Reporting Platform” entrance on the homepage of NetEase News, NetEase Selected and NetEase’s official website;

2）	Via Phone: [*****]

3）	Via Email: [*****]

4）	Or scan the QR code:

[*****]

III. Responsibilities of Party B

1.	If Party B, Party B’s affiliated companies or staff of Party B/ Party B’s affiliated companies violate any of the commitments in Article II above, Party A shall have the right to hold Party B responsible by one or more of the following means:

1)	immediately terminating the cooperation relationship with Party B and terminating all contracts signed between Party B and Party A;

2)	listing Party B and its affiliated companies as companies with bad records, and terminating all business cooperation with Party B and its affiliated companies within a period of time (such period of time is at the sole discretion of Party A);

3)	asking Party B to pay liquidated damages, and the amount of liquidated damages shall be calculated based on the higher of the following two: i) 30% of the total fee as stipulated in the contract (including all orders signed under the contract) between Party B/Party B’s affiliated company and Party A/Party A’s affiliated company; ii) RMB 300,000 (say RMB Three Hundred Thousand only).

Party A and Party B jointly acknowledge and agree that: (i) the damages caused to Party A and Party A’s affiliated companies due to the breach by party B, Party B’s affiliated companies or staff of Party B’s/ Party B’s affiliated companies of the commitments in Article II above shall be difficult to calculate; (ii) the amount of such liquidated damages is confirmed by both parties through commercial negotiation and is equivalent to the legal interests of Party A, which is not excessive, too high or unreasonable. Party B promises not to request any agency or department to reduce it in the subsequent dispute resolution. In addition, Party A shall still have the right to further claim against Party B for the actual loss exceeding the amount of liquidated damages mentioned above. The actual loss mentioned in this Article includes direct loss (including but not limited to losses caused by consumer complaints and claims, and penalties imposed by government agencies) ), indirect losses (including but not limited to losses caused by the reduction of social evaluation of Party A and its affiliated companies, customer loss, market share decline, stock price decline, etc.), loss of expected benefits and reasonable expenses caused by them (including but not limited to attorneys’ fees, notarization fees, appraisal fees, litigation fees, expenses for overtime working and travel, etc.).

Party A has the right to use or require the affiliated company of Party A to set off the liquidated damages and actual losses referred to in this Article against the outstanding amounts payable to Party B, including various fees, shares, and collections in lieu of payment. If the amount of the outstanding payment is insufficient, Party A shall have the right to continue to pursue it.

2.	The final judgment of the administrative and judicial authority shall not be the sole evaluation basis for the violation by Party B, Party B’s affiliated company or the staff of Party B/Party B’s affiliated company of any of the commitments in Article II above. When Party A raises reasonable doubts, Party B shall be responsible and obliged to prove the compliance and legality of Party B, Party B’s affiliated company or the staff of Party B/Party B’s affiliated company.

3.	Party A’s failure to exercise one of the above rights shall not constitute a waiver of such right, and Party A shall remain entitled to exercise the right within the time limit permitted by law according to its own arrangements.

Party B confirms that it has carefully read all the above terms and conditions, can clearly and accurately understand all the meanings, and agrees to comply with them. This Responsibility Letter is effective after Party B’s seal, and its effectiveness will not be terminated by the termination of the Agreement.

Business Partner (Seal): Shanghai Neotv Cultural Communication Co., Ltd.
Signature of Authorized Representative:
Date: May 1, 2022

Annex D: Supplier Code of Conduct

[*****] and its affiliates (collectively, the “Company”) undertake to maintain the highest standards of integrity and honesty in all aspects of its business. The Company believes that its business partners (including providers, suppliers and their respective subcontractors and vendors) have a responsibility to treat each other with honesty and respect and to act in accordance with the highest ethical standards. Accordingly, the Company shall only do business with persons who operate in accordance with the relevant requirements of this Supplier Code of Conduct (“our Supplier Code of Conduct”).

Compliance with Legal Requirements - Compliance with Ethical Standards

Each business partner must comply with all laws and regulations that apply to their business and the company. Each business partner must also ensure that all of its subcontractors and suppliers comply with our Supplier Code of Conduct for work that ultimately involves the interests of the Company. In addition, each business partner shall be responsible for ensuring that its employees are aware of the laws and regulations relevant to their work activities in order to perform their work in accordance with the provision and spirit of the law. The standards of ethical behavior that must be observed in business activities shall not be limited to compliance with legal requirements, but also the standards of behavior expected for persons with strong social responsibility.

1. Child Labor

Children under the local legal age standard or 15, whichever is older, are not allowed to work or perform any service in facilities where the Company’s goods are produced. The Company encourages the establishment of apprenticeship programs parallel to the formal education of young people, provided that students are not exploited in any way or placed in an environment that is hazardous to their health or safety.

2. Forced Labor

Under no circumstances shall a business partner use any form of forced or prison labor. In addition, under no circumstances shall a business partner cooperate with a person who uses any form of forced or prison labor.

3. Punitive Measures

Business partners shall not use corporal punishment or any form of physical or mental coercion. Business Partners shall not tolerate any employee being the perpetrator or victim of sexual harassment.

4. Discrimination: Respect for the Individual

Business partners must recognize the right of employees to choose to join (or not to join) a legally recognized organization or association and must not unlawfully interfere with such choice. Business partners must not discriminate against individuals on the basis of sex, race, color, national origin, ancestry, religion, creed, physical or mental disability, pregnancy, sexual orientation, gender identity, gender expression, marital status, medical condition, active duty or veteran status, age or any other identity for which discrimination is prohibited under the local and/or any other applicable laws.

5. Working conditions

Business partners must provide a safe and healthy working environment for their employees. In addition, business partners who provide housing to their employees must ensure that it is clean and safe.

6. Wages and Working Hours

All business partners must establish working hours, wages and overtime compensation in accordance with all applicable laws. Workers must not be paid less than the applicable legal minimum wage in the country they reside. If frequent overtime is necessary for the consumer goods manufacturing industry, business partners must limit overtime hours in their operations to those that ensure humane, safe and productive working conditions. If workers are required to work overtime, they shall be paid in accordance with local laws.

7. Environmental Standards

Each business partner must comply with all applicable laws and regulations related to the environment and adhere to the Company’s commitment to the environment.

8. Responsible Sourcing of Mineral Resources

Business partners that supply physical products to the Company should take steps to determine whether the products they supply contain any conflict minerals (i.e., Tantalum-Niobium (coltan), cassiterite, gold, wolframite or tantalum, tin or tungsten derivatives). If conflict minerals are involved, the Company expects business partners to implement a supply chain due diligence process to determine the source of such conflict minerals, support efforts to abolish the use of conflict minerals, and avoid providing funds or benefits, directly or indirectly, to armed groups in the Democratic Republic of the Congo or any neighboring country.

9. Customs

Business Partners must comply with all customs laws, including all import and export regulations. Business partners must not be involved in any form of “trans-shipment” of goods from one country to another to illegally evade a country’s customs laws.

10. No bribery

Business partners must not engage in any form of corrupt practices, including private or public bribes or kickbacks. Business partners must maintain the integrity, transparency and accuracy of the Company records.

11. No Unfair Business Practices; Protection of Privacy

Business Partners must act lawfully and in good faith to properly handle and protect competitive data, proprietary information and other intellectual property (including, but not limited to, trade secrets, patents, trademarks and copyrighted works) and to comply with applicable legal requirements regarding fair competition, antitrust, accuracy and truthful marketing. Business partners shall protect and properly use confidential information to ensure the protection of the privacy of the Company, workers and customers.

12. Report of Violations

If a business partner becomes aware of any actual or potential violation of our Supplier Code of Conduct, including any illegal or unethical situation, such business partner shall immediately report its concerns to the Company at bec@service.netease.com. All business partners shall reasonably assist the Company in conducting investigations under our Supplier Code of Conduct and must protect its employees and contractors from any form of retaliation for reporting any actual or potential violations or for assisting in the investigation or prosecution of suspected violations.

13. Compliance

Failure by a business partner to comply with one or more of the above guidelines may entitle the Company to immediately terminate any and all agreements with the business partner and/or its affiliates. In addition, a business partner’s failure to comply with these guidelines may also expose it to civil liability and criminal prosecution under the laws of the relevant jurisdiction.

Certification

I have read and understood the Company’s Supplier Code of Conduct. I acknowledge and agree to abide by its guidelines. I also understand that failure to comply with one or more of the guidelines in the Supplier Code of Conduct may result in the immediate termination of the business relationship between the Company and me and I may be subject to civil liability and criminal prosecution under the laws of the relevant jurisdiction.

Business Partner (Seal): Shanghai Neotv Cultural Communication Co., Ltd.
Signature of Authorized Representative:
Date: May 1, 2022

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